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                                                                    EXHIBIT 99.1


Targeted Genetics Completes Acquisition of Genovo and Initiates Collaboration With Biogen

SEATTLE--(BW HealthWire)--Sept. 20, 2000--Targeted Genetics Corporation (Nasdaq:TGEN - news) today announced that the company has completed its acquisition of Genovo, Inc., a privately held gene therapy company. Genovo's major assets include proprietary AAV-based product development programs in the areas of hyperlipidemia and atherosclerosis; intellectual property covering production, composition of matter and use of AAV-based products and patents related to other viral vector systems; and a product development agreement with Genzyme Corp. in the area of lysosomal storage disorders. Genovo also has an existing collaboration with Biogen, Inc., which has been expanded. The terms of the new agreement, announced August 9, 2000, become effective with the completion of this acquisition.

Under the terms of the acquisition, Targeted Genetics has issued 6.63 million new shares of its common stock, or approximately 15% of its total post-transaction shares outstanding, to the former shareholders of Genovo. The company will shortly file an S-3 registration statement related to these shares. These shares are subject to lock-up agreements providing for the periodic release for sale of a portion of such shares during the 30-month period following the closing. The acquisition, combined with the expanded agreement with Biogen, is expected to be cash-flow positive to Targeted Genetics.

"We have initiated the process of integrating the Genovo employees, technologies, product development programs and partnerships into the ongoing activities at Targeted Genetics," said H. Stewart Parker, president and chief executive officer at the company. "The combined product pipeline contains a number of exciting opportunities and we are taking the initial steps toward converting these opportunities into additional value for our shareholders and into new therapies for patients with a variety of diseases. We are especially excited about moving forward with our new partners, Biogen and Genzyme."

Targeted Genetics Corporation develops gene therapy products for the treatment of acquired and inherited diseases. The company has lead clinical product development programs targeting cystic fibrosis and cancer, and a promising preclinical pipeline of product candidates focused on hemophilia A, arthritis, cancer and AIDS prophylaxis. The company has a broad platform of gene delivery technologies, as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation please visit the company's web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believes," "expects," "intends," "anticipates," and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance. A number of factors could affect the company's actual results including the risk factors described in the company's latest Quarterly
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Report on Form 10-Q filed with the SEC. You should not place an undue reliance on these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release.

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